UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 27, 2023

AgeX Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-38519	82-1436829
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Marina Village Parkway

Suite 201

Alameda, California 94501

(Address of principal executive offices)

(510) 671-8370

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
common stock, par value $0.0001 per share	AGE	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “may,” “will,” “believes,” “plans,” “intends,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are contained in AgeX’s periodic reports filed with the Securities and Exchange Commission (the “SEC”) under the heading “Risk Factors” and other filings that AgeX may make with the SEC. Undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made, and the facts and assumptions underlying these statements may change. Except as required by law, AgeX disclaims any intent or obligation to update these forward-looking statements.

References in this Report to “AgeX,” “we” or “us” refer to AgeX Therapeutics, Inc.

The description or discussion in this Form 8-K of any contract or agreement is a summary only and is qualified in all respects by reference to the full text of the applicable contract or agreement.

Item 1.02 Termination of a Material Definitive Agreement.

On November 27, 2023, Juvenescence Limited (“Juvenescence”) notified AgeX that Juvenescence is terminating a March 29, 20219 the agreement that incorporated arrangements in effect since October 18, 2018 pursuant to which Juvenescence has provided AgeX with the services of Juvenescence’s employee Nafees Malik who served as Chief Operating Officer of AgeX and our subsidiary Reverse Bioengineering, Inc. The agreement will terminate on December 31, 2023 when Dr. Mailk’s employment by Juvenescence will come to an end. Under the agreement for Dr. Malik’s services we have been paying Juvenescence 85% of Dr. Malik’s base salary from Juvenescence and we have been entitled to receive an allocation of 85% of Dr. Malik’s time as an employee of Juvenescence.

Juvenescence is the largest stockholder and secured creditor of AgeX, and a member of our Board of Directors, Gregory H. Bailey, is also a director of Juvenescence. In an amendment to its Schedule 13D filed with the SEC on November 16, 2023, Juvenescence reported that it beneficially owned as of that date 82,705,949 shares of AgeX common stock, par value $0.0001 per share, comprised of (i) 16,447,500 shares of common stock held directly by Juvenescence US Corp., (ii) 901,364 shares of common stock that may be acquired on exercise of certain warrants issued or to be issued in connection with advances under a loan facility with AgeX, (iii) 10,357,086 shares of common stock that may be acquired on exercise of certain warrants issued or to be issued in connection with advances under an amended and restated secured convertible promissory note (the “A&R Secured Note”), (iv) 29,388,888 shares of common stock held directly by Juvenescence US Corp. that may be issued upon conversion of 211,600 shares of AgeX Series A Preferred Stock, (v) 20,611,111 shares of common stock held directly by Juvenescence US Corp. that may be issued upon conversion of 148,400 shares of AgeX Series B Preferred Stock and (vi) 5,000,000 shares of common stock that may be issued upon conversion of outstanding amounts under the A&R Secured Note based on the closing price of AgeX common stock on November 14, 2023. The aggregate amount of shares of AgeX common stock reported as beneficially owned by Juvenescence represents approximately 79.4% of the outstanding shares of AgeX common stock, based upon 37,951,261 shares outstanding as of November 6, 2023, without giving effect to certain limitations on the conversion of the A&R Secured Note and Series B Preferred Stock.

As of November 27, 2023, AgeX was indebted to Juvenescence in the aggregate amount of $3.9 million on account of certain secured loans and related fees.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the termination of the agreement pursuant to which Juvenescence has provided the services of our Chief Operating Officer, Nafees Malik, as set forth in Item 1.02 of this Report, Dr. Malik’s engagement as Chief Operating Officer of AgeX and our subsidiary Reverse Bioengineering, Inc. will terminate on December 27, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGEX THERAPEUTICS, INC.

Date: December 1, 2023	By:	/s/ Andrea E. Park
Chief Financial Officer